                                                                 EXHIBIT (d)(1)












                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                           UNIGRAPHICS SOLUTIONS INC.


                           UGS ACQUISITION CORPORATION


                                       and


                           ENGINEERING ANIMATION, INC.


                          Dated as of September 5, 2000






                                TABLE OF CONTENTS

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ARTICLE I - THE OFFER AND THE MERGER..............................................................................2

   SECTION 1.01. The Offer........................................................................................2
   SECTION 1.02. Company Actions..................................................................................4
   SECTION 1.03. Directors........................................................................................5
   SECTION 1.04. The Merger.......................................................................................6
   SECTION 1.05. Closing..........................................................................................7
   SECTION 1.06. Effective Time...................................................................................7
   SECTION 1.07. Directors and Officers...........................................................................7
   SECTION 1.08. Stockholders' Meeting............................................................................7
   SECTION 1.09. Merger Without Meeting of Stockholders...........................................................8

ARTICLE II - EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
EXCHANGE OF CERTIFICATES..........................................................................................8

   SECTION 2.01. Effect on Capital Stock..........................................................................8
   SECTION 2.02. Exchange of Certificates.........................................................................9
   SECTION 2.03. Dissenting Shares...............................................................................10
   SECTION 2.04. Company Stock Option Plans......................................................................11

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................................12

   SECTION 3.01. Organization, Standing and Corporate Power......................................................12
   SECTION 3.02. Subsidiaries....................................................................................12
   SECTION 3.03. Capital Structure...............................................................................13
   SECTION 3.04. Authority; Noncontravention.....................................................................14
   SECTION 3.05. Reports; Financial Statements...................................................................15
   SECTION 3.06. Proxy Statement.................................................................................16
   SECTION 3.07. Absence of Certain Changes or Events............................................................16
   SECTION 3.08. Compliance with Applicable Laws; Litigation.....................................................17
   SECTION 3.09. Benefit Plans...................................................................................18
   SECTION 3.10. ERISA Compliance................................................................................20
   SECTION 3.11  Taxes...........................................................................................22
   SECTION 3.12. Voting Requirements.............................................................................27
   SECTION 3.13. State Takeover Statutes.........................................................................27
   SECTION 3.14. Brokers.........................................................................................27
   SECTION 3.15. Intellectual Property...........................................................................28
   SECTION 3.16. Software........................................................................................30
   SECTION 3.17  Material Contracts..............................................................................32
   SECTION 3.18. Real Property...................................................................................34
   SECTION 3.19. Environmental Matters...........................................................................34
   SECTION 3.20. Opinion of Financial Advisor....................................................................35
   SECTION 3.21. Company Rights Plan.............................................................................35

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PARENT............................................................35

   SECTION 4.01. Organization, Standing and Corporate Power......................................................35
   SECTION 4.02. Authority; Noncontravention.....................................................................36
   SECTION 4.03. Proxy Statement.................................................................................37
   SECTION 4.04. Brokers.........................................................................................37
   SECTION 4.05. Financing.......................................................................................37

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS............................................................37




   SECTION 5.01. Conduct of Business of the Company..............................................................37
   SECTION 5.02. No Solicitation by the Company..................................................................40

ARTICLE VI - ADDITIONAL AGREEMENTS...............................................................................42

   SECTION 6.01. Access to Information; Confidentiality..........................................................42
   SECTION 6.02. Reasonable Best Efforts; Cooperation............................................................43
   SECTION 6.03. Indemnification, Exculpation and Insurance......................................................43
   SECTION 6.04. Fees and Expenses...............................................................................44
   SECTION 6.05. Public Announcements............................................................................44
   SECTION 6.06. Employee Benefit Plans..........................................................................45

ARTICLE VII - CONDITIONS PRECEDENT...............................................................................45

   SECTION 7.01. Conditions to Each Party's Obligation to Effect the Merger......................................45
   SECTION 7.02. Frustration of Closing Conditions...............................................................46

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER.................................................................46

   SECTION 8.01. Termination.....................................................................................46
   SECTION 8.02. Effect of Termination...........................................................................47
   SECTION 8.03. Amendment.......................................................................................48
   SECTION 8.04. Extension; Waiver...............................................................................48

ARTICLE IX - GENERAL PROVISIONS..................................................................................48

   SECTION 9.01. Nonsurvival of Representations and Warranties...................................................48
   SECTION 9.02. Notices.........................................................................................48
   SECTION 9.03. Definitions.....................................................................................49
   SECTION 9.04. Interpretation..................................................................................50
   SECTION 9.05. Counterparts....................................................................................50
   SECTION 9.06. Entire Agreement; No Third-Party Beneficiaries..................................................51
   SECTION 9.07. Governing Law...................................................................................51
   SECTION 9.08. Assignment......................................................................................51
   SECTION 9.09. Consent to Jurisdiction.........................................................................51
   SECTION 9.10. Headings........................................................................................51
   SECTION 9.11. Severability....................................................................................51

ANNEX A...........................................................................................................1













                                 INDEX OF TERMS


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                                                                            Page
                                                                            ----



affiliate.....................................................................48
Agreement......................................................................1
beneficial ownership..........................................................49
beneficially owns.............................................................49
Certificate of Merger..........................................................7
Certificates...................................................................9
Change in Control Agreements..................................................21
Closing........................................................................7
Closing Date...................................................................7
Code..........................................................................10
Company........................................................................1
Company Acquisition Agreement.................................................40
Company Authorized Preferred Stock............................................12
Company Benefit Plan..........................................................18
Company Benefit Plans.........................................................18
Company Board..................................................................4
Company Common Stock...........................................................2
Company Disclosure Schedule...................................................11
Company Employee..............................................................44
Company Filed SEC Documents...................................................16
Company Junior Preferred Stock.................................................2
Company Notice................................................................40
Company Permits...............................................................17
Company Preferred Stock.......................................................12
Company Rights.................................................................2
Company Rights Plan............................................................2
Company SEC Documents.........................................................15
Company Stock Option..........................................................11
Company Stock Option Agreements...............................................13
Company Stock Option Plans....................................................12
Company Stockholder Approval..................................................27
Company Stockholders Meeting...................................................7
Company Superior Proposal.....................................................41
Company Takeover Proposal.....................................................40
Company Treasury Stock........................................................12
Confidentiality Agreement.....................................................42
control.......................................................................48
DGCL...........................................................................6
Dissenting Shares.............................................................10
Effective Time.................................................................7
Employed Intellectual Property................................................28
Environmental Laws............................................................34
ERISA.........................................................................20
ERISA Affiliate...............................................................20
Exchange Act...................................................................2
Exchange Agent.................................................................9
Foreign Benefit Plan..........................................................18


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


Four-Digit Dates..............................................................31
Governmental Entity...........................................................14
group.........................................................................49
Hazardous Substance...........................................................34
HSR Act.......................................................................14
Income Tax....................................................................26
Income Taxes..................................................................26
Initial Period................................................................40
Intellectual Property.........................................................27
knowledge.....................................................................49
Licensed Software.............................................................30
Liens.........................................................................12
material adverse change.......................................................49
material adverse effect.......................................................49
Material Contracts............................................................32
Merger.........................................................................6
Merger Consideration...........................................................9
Minimum Condition..............................................................2
Offer..........................................................................2
Offer Date.....................................................................2
Offer Documents................................................................3
Offer Price....................................................................2
Offer to Purchase..............................................................2
Original Directors.............................................................6
Owned Software................................................................29
Parent.........................................................................1
Parent Benefit Plan...........................................................44
Parent Disclosure Schedule....................................................35
Permitted Liens...............................................................33
person........................................................................49
Proxy Statement................................................................7
Purchase Date..................................................................2
Purchaser......................................................................1
Purchaser Common Stock.........................................................8
Real Property Leases..........................................................33
Restraints....................................................................45
Schedule 14D-9.................................................................4
Schedule TO....................................................................3
SEC............................................................................3
Securities Act................................................................15
Shares.........................................................................2
Software......................................................................30
Stock Option Agreement.........................................................1
Stockholders...................................................................1
Stockholders Agreement.........................................................1
subsidiary....................................................................49
Surviving Corporation..........................................................6
Tax...........................................................................26
Tax Return....................................................................26
Taxable.......................................................................26
Tax-Controlled Partnership....................................................26
Taxes.........................................................................26
Taxing Authority..............................................................26
Termination Fee...............................................................43


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


Transactions...................................................................4
Year 2000 Compliant...........................................................31



                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 5, 2000, by and among Unigraphics Solutions Inc., a Delaware corporation ("Parent"), UGS Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Engineering Animation, Inc., a Delaware corporation (the "Company").


                                    RECITALS

         A. The Boards of Directors of Parent, Purchaser and the Company have each approved, and each deems it advisable and in the best interests of its stockholders to consummate, a merger of the Company with Purchaser upon the terms and subject to the conditions set forth herein.

         B. In furtherance of such merger, it is proposed that Purchaser shall make a cash tender offer to acquire all of the issued and outstanding shares of Common Stock, par value $.01 per share, of the Company for $13.75 per share net to the seller in cash, upon the terms and subject to the conditions of this Agreement and such offer.

         C. As a condition and inducement to Parent and Purchaser's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent and Purchaser are entering into a stockholders agreement (the "Stockholders Agreement") with each of Matthew M. Rizai, Martin J. Vanderploeg and Jeffrey D. Trom (the "Stockholders"), pursuant to which, among other things, each Stockholder has agreed to vote the Shares (as defined herein) then owned by such Stockholder in favor of the Merger (as defined herein), to grant Parent an irrevocable proxy to vote such Shares and to tender all Shares then owned by such Stockholder to Parent or Purchaser, as applicable, in accordance with the Offer (as defined herein).

         D. As a further condition and inducement to Parent and Purchaser's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, the Company is entering into agreements with each of the officers and employees of the Company listed on Schedule I hereto, pursuant to which each individual has agreed not to compete with the business of the Company or its subsidiaries for a period of 12 months following the termination of such person's employment.

         E. As a further condition and inducement to Parent and Purchaser's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent and the Company are entering into a Stock Option Agreement, dated as of the date hereof (the "Stock Option Agreement"), providing for the granting by the Company to Parent of an option to purchase from the Company up to 19.9% of the Shares issued and outstanding on the date hereof, subject to adjustment as provided therein, at a price of $13.75 per Share subject to the conditions set forth therein.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                            THE OFFER AND THE MERGER

         SECTION 1.01.  The Offer.

         (a) As promptly as practicable after the public announcement of the execution hereof, Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) a tender offer (the "Offer") for all of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of the Company ("Company Common Stock") (including the related rights (the "Company Rights") to purchase the Company's Series A Junior Participating Preferred Stock, par value $.01 per share ("Company Junior Preferred Stock"), pursuant to the Rights Agreement, dated as of January 1, 1996 (as amended, the "Company Rights Plan"), between the Company and Chicago Trust Company of New York, as rights agent), at a price of $13.75 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"), subject to the conditions set forth in Annex A hereto. The date on which the Offer commences (within the meaning of Rule 14d-2 under the Exchange Act) shall hereinafter be referred to as the "Offer Date." The obligations of Purchaser to commence the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to there being validly tendered and not withdrawn immediately prior to the expiration of the Offer that number of Shares that represents at least a majority of the outstanding shares of Company Common Stock on a fully-diluted basis (including without limitation all shares issuable upon the conversion of any convertible securities or upon exercise of any options, warrants or other rights) (the "Minimum Condition") and to the other conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement and the conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that no change may be made that decreases the price per Share payable in the Offer or reduces the maximum number of Shares to be purchased in the Offer or imposes conditions to the Offer in addition to those set forth in Annex A hereto or increases the Minimum Condition. The date on which Purchaser shall purchase and pay for Shares tendered pursuant to the Offer shall hereinafter be referred to as the "Purchase Date."

         (b) The Offer shall initially be scheduled to expire 20 business days following the Offer Date. If, at a then-scheduled expiration date, the conditions to the Offer set forth in Annex A have not been satisfied (other than conditions that are not capable of being satisfied), Purchaser may extend the Offer from time to time until December 31, 2000, without consent of the Company, for such amount of time as is reasonably necessary to cause such conditions to be satisfied, no such extension to exceed ten business days. Without limiting the right of Purchaser to extend the Offer pursuant to the immediately preceding sentence, at the request of the Company, Purchaser shall, and Parent shall cause Purchaser to, extend the expiration date of the Offer in one or more periods of not more than ten business days each (but in no event later than December 31, 2000), if (i) any of the conditions set forth in Annex A shall not have been satisfied or waived at the scheduled or extended expiration date of the Offer (other than the conditions set forth in paragraphs (b), (c), (d) or (e) of Annex A) and (ii) such condition is reasonably capable of being satisfied. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer for any period required by any rule or regulation of the Securities and Exchange Commission ("SEC") applicable to the Offer and (ii) if 25% or more but less than 90% of the outstanding Shares on a fully diluted basis shall have been validly tendered pursuant to the Offer as of the scheduled or extended expiration date, extend the Offer for an aggregate period of not more than five business days beyond the latest expiration date that would otherwise be permitted under clause (i) of this sentence.

         (c) As soon as reasonably practicable on the Offer Date, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO"). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). Parent and Purchaser jointly and severally represent and warrant to the Company that the Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information furnished by the Company for inclusion in the Offer Documents. The Company represents and warrants to Parent and Purchaser that the information supplied in writing by the Company for inclusion in the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and Purchaser, on the one hand, and the Company, on the other hand, agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect and Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and Purchaser agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its outside counsel shall be given the opportunity to review the Schedule TO before it is filed with the SEC. In addition, Parent and Purchaser shall provide the Company and its outside counsel with any comments, whether written or oral, Parent, Purchaser or their outside counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

         SECTION 1.02.  Company Actions.


         (a) The Company hereby approves of and consents to the Offer and represents that (i) the Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, has (A) unanimously determined that each of the Agreement, the Offer and the Merger (as defined in Section 1.04) are advisable and are fair to and in the best interests of the stockholders of the Company, (B) unanimously approved and adopted this Agreement and the transactions contemplated hereby, including the Offer, the acquisition of Shares pursuant to the Offer, the Stockholders Agreement and the Stock Option Agreement and the transactions contemplated thereby and the Merger (collectively, the "Transactions"), and (C) resolved to recommend that the stockholders of the Company accept the Offer, approve the Merger and approve and adopt this Agreement, and (ii) Goldman, Sachs & Co. has delivered to the Company Board an oral opinion which will be confirmed promptly in writing that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view. Subject to the provisions of Section 5.02, the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company Board described in the immediately preceding sentence. The Company has been advised by each of its directors and by each executive officer of the Company who as of the date hereof is actually aware (to the knowledge of the Company) of the Transactions that each such person either intends to tender pursuant to the Offer all Shares owned by such person or vote all Shares owned by such person in favor of the Merger.

         (b) Concurrently with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall, subject to the provisions of Section 5.02, contain the recommendation referred to in Section 1.02(a)(i)(C) hereof. The Company represents and warrants to Parent and Purchaser that the
Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information furnished by Parent or Purchaser for inclusion in the Schedule 14D-9. Parent and Purchaser jointly and severally represent and warrant to the Company that the information supplied in writing by Parent and Purchaser for inclusion in the Schedule 14D-9 will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which such statement was made, not misleading. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its outside counsel shall be given the opportunity to review the
Schedule 14D-9 before it is filed with the SEC. In addition, the Company will provide Parent, Purchaser and their outside counsel with any comments, whether written or oral, that the Company or its outside counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

         (c) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of all record holders of the Shares as of a recent date, and shall furnish Purchaser with such additional information (including, but not limited to, updated lists of holders of the Shares and their addresses, mailing labels and lists of security positions) and assistance as Purchaser or its agents may reasonably request in connection with the Offer, including for communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to consummate the Offer and subject to the requirements of applicable law, Parent and Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, shall upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

         SECTION 1.03.  Directors.


         (a) Promptly upon the purchase of and payment for any Shares by Parent or Purchaser pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the nearest whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon request of Purchaser, promptly either increase the size of the Company Board or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so elected to the Company Board, and shall cause Parent's designees to be so elected. At such time, the Company shall also cause persons designated by Parent to have proportionate (but not less than majority) representation on (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each subsidiary (as hereinafter defined) of the Company and (iii) each committee (or similar body) of each such board. The provisions of this Section 1.03(a) are in addition to and shall not limit any rights that Purchaser may have as a holder or beneficial owner of Shares as a matter of applicable law with respect to the election of directors or otherwise.

         (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.03, including mailing to stockholders (as part of the Schedule 14D-9 or otherwise) the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company Board (provided that Purchaser shall have provided to the Company on a timely basis all information required to be included with respect to Purchaser's designees). In the event that Parent's designees are elected to the Company Board, until the Effective Time (as hereinafter defined), the Company Board shall have at least two directors who are directors on the date hereof (the "Original Directors"); provided that, in such event, if the number of Original Directors shall be reduced below two for any reason whatsoever, any remaining Original Directors (or Original Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Original Directors for purposes of this Agreement or, if no Original Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, affiliates or associates of Parent or Purchaser, and such persons shall be deemed to be Original Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees are elected to the Company Board prior to the Effective Time, the affirmative vote of a majority of the Original Directors shall be required for the Company to (i) amend or terminate this Agreement or agree or consent to any amendment or termination of this Agreement, (ii) exercise or waive any of the Company's rights, benefits or remedies hereunder,
(iii) extend the time for performance of Parent's and Purchaser's respective obligations hereunder or (iv) take any other action by the Company Board that impairs, diminishes or adversely affects the rights of the Company or its stockholders under or in connection with this Agreement other than the actions provided for in Section 1.08 hereof which shall not require the approval of the Original Directors.

         SECTION 1.04. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and, in accordance with the Delaware General Corporation Law (the "DGCL"), the Company and Purchaser shall consummate a merger (the "Merger") pursuant to which (a) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Section 1.04. Pursuant to the Merger, unless otherwise determined by Parent prior to the Effective Time (as hereinafter defined), (x) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended to read in its entirety like the certificate of incorporation of Purchaser, provided that Article First of the certificate of incorporation of Purchaser shall be amended to read in its entirety as follows: "FIRST: The name of the Corporation is "Engineering Animation, Inc.," and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, and (y) the by-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, by such certificate of incorporation or by such by-laws. The Merger shall have the effects set forth in Section 259 of the DGCL. Notwithstanding anything to the contrary contained in this Section 1.04, Parent may elect instead, at any time prior to the fifth business day immediately preceding the date on which the Proxy Statement (as hereinafter defined) is mailed initially to the Company's stockholders, to merge the Company into Purchaser or another direct or indirect wholly owned subsidiary of Parent. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and to provide, as the case may be, that Purchaser or such other wholly owned subsidiary of Parent shall be the Surviving Corporation.

         SECTION 1.05. Closing. The closing of the Merger (the "Closing") shall take place on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII, unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Bryan Cave LLP, One Metropolitan Square, 211 North Broadway, St. Louis, MO 63102, or at such other location as is agreed to by the parties.

         SECTION 1.06. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as is agreed upon by the parties and specified in the Certificate of Merger, such time being referred to herein as the "Effective Time."

         SECTION 1.07. Directors and Officers. The directors of Purchaser and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

         SECTION 1.08.  Stockholders' Meeting.

         (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

                  (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Stockholders Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the approval and adoption of this Agreement;

                  (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement"), to be mailed to its stockholders at the earliest practicable date, provided that no amendment or supplement to the Proxy Statement shall be made by the Company without consultation with Parent and its outside counsel;

                  (iii) include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the approval and adoption of this Agreement; and

                  (iv) use its reasonable best efforts to solicit from holders of Shares proxies in favor of the Merger and shall take all other action reasonably necessary or advisable to secure any vote or consent of stockholders required by Delaware law to effect the Merger.

         (b) Parent shall provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement. Parent shall vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries or affiliates controlled by Parent in favor of the approval of the Merger and the approval and adoption of this Agreement.

         SECTION 1.09.  Merger Without Meeting of Stockholders. Notwithstanding
Section 1.08, in the event that Parent, Purchaser and any other subsidiaries of Parent shall acquire in the aggregate a number of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, sufficient to enable Purchaser or the Company to cause the Merger to become effective without a meeting of stockholders of the Company, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                                   ARTICLE II

          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

         SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders of any Shares or holders of common stock, par value $.01 per share, of Purchaser (the "Purchaser Common Stock"):

         (a) Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

         (b) Each Share of Company Common Stock held in the Company's treasury or by any of the Company's subsidiaries, Parent or any of Parent's subsidiaries shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         (c) Each issued and outstanding Share (other than Shares to be canceled in accordance with Section 2.01(b) and other than any Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.02. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such certificate in accordance with Section 2.02.

SECTION 2.02.     Exchange of Certificates.


         (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger (the "Exchange Agent") to receive in trust the funds to which holders of the Shares shall become entitled pursuant to Section 2.01(c). At the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of holders of Shares the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.01(c). Such funds shall be invested as directed by Parent or the Surviving Corporation pending payment thereof by the Exchange Agent to holders of the Shares.

         (b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.01(c) into the right to receive the Merger Consideration,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Parent and the Company may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent and such other documents as may reasonably be required by the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.02.

         (c) At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

         (d) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any earnings received with respect thereto) that had been made available to the Exchange Agent and not disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (e) Purchaser or the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amount as Purchaser (or any affiliate thereof) or the Exchange Agent is required to deduct and withhold pursuant to applicable rules under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign law. To the extent that amounts are so withheld by Purchaser or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Shares in respect of which such withholding was made.

         SECTION 2.03.  Dissenting Shares.


         (a) Notwithstanding any provision of this Agreement to the contrary, any Shares as to which the holder thereof has demanded appraisal with respect to the Merger in accordance with Section 262 of the DGCL and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal (the "Dissenting Shares") shall not be converted into or represent a right to receive cash pursuant to Section 2.01, but the holder thereof shall be entitled to only such rights as are granted by the DGCL.

         (b) Notwithstanding the provisions of Section 2.03(a), if any holder of Shares who demands appraisal of his Shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) such holder's right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.01(c), without interest, upon surrender of the Certificate or Certificates representing such Shares pursuant to Section 2.02.

         (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, attempted withdrawals of such demands, and any other instruments served on the Company pursuant to the DGCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal, settle or offer to settle any such demands.

         SECTION 2.04.  Company Stock Option Plans.


         (a) Parent and the Company shall take all actions necessary to provide that each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") granted under any Company Stock Option Plan (as defined herein) and any Company Stock Option Agreement (as defined herein) that is outstanding immediately prior to the consummation of the Offer, whether or not such Company Stock Option is vested and exercisable immediately prior to the consummation of the Offer, shall be canceled, as of the day immediately following the consummation of the Offer and the holder of each Company Stock Option shall be entitled to receive an amount in cash payable at the time of cancellation equal to the excess of (i) the product of (A) the excess, if any, of (x) the Offer Price over (y) the per share exercise price of such Company Stock Option multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option over (ii) any income tax or employment tax withholding required under the Code; provided, however, that holders of Company Stock Options that are not vested as of the day immediately following the consummation of the Offer and that do not vest by their terms upon a change of control, shall not be entitled to receive such amount and such Company Stock Options shall be canceled as of such date.

         (b) The Company and Parent agree that each of the Company Stock Option Plans and the Company Stock Option Agreements shall be amended, to the extent necessary, to reflect the transactions contemplated by this Agreement. As soon as practicable after the consummation of the Offer, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights set forth herein.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") (each section of which qualifies only the correspondingly numbered representation and warranty or covenant), the Company represents and warrants to Parent as follows:

         SECTION 3.01. Organization, Standing and Corporate Power. Each of the Company and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have, or reasonably be expected to have, a material adverse effect (as defined in Section 9.03) on the Company. The Company and each subsidiary of the Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have, or reasonably be expected to have, a material adverse effect on the Company. The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, each as amended to date.

         SECTION 3.02. Subsidiaries. A true and complete list of all the subsidiaries of the Company, together with the jurisdiction of incorporation or formation of each subsidiary of the Company and the percentage of capital stock or equity interest of each subsidiary owned by the Company and each other subsidiary of the Company, is set forth in Section 3.02 of the Company Disclosure Schedule. Except as disclosed in Section 3.02 of the Company Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable, (ii) are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as disclosed in Section
3.02 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         SECTION 3.03. Capital Structure. The authorized capital stock of the Company consists of (i) 60,000,000 shares of Company Common Stock, par value $.01 per share, and (ii) 20,000,000 shares of preferred stock, par value $.01 per share ("Company Authorized Preferred Stock"), of which 200,000 shares have been designated as Company Junior Preferred Stock and reserved for issuance pursuant to the Company Rights Plan. "Company Preferred Stock" means Company Authorized Preferred Stock that is issued and outstanding from time to time. At the close of business on August 25, 2000: (i) 12,058,850 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Common Stock were held by the Company in its treasury or by its subsidiaries (such shares, "Company Treasury Stock"); (iii) no shares of Company Preferred Stock were issued or outstanding; and (iv) no shares of Company Preferred Stock were held by the Company in its treasury or by its subsidiaries. At the close of business on August 31, 2000: (i) 4,347,869 shares of Company Common Stock were reserved for issuance pursuant to the 1994 Stock Option Plan, the Non-Employee Directors Stock Option Plan, the 1997 Non-Qualified Stock Option Plan, the 1997 Stock Option/Stock Issuance Plan, the 1995 Executive Bonus and Stock Option Plan, the Original Directors Option Plan and the Transom, Inc. 1996 Equity Compensation Plan (collectively, the "Company Stock Option Plans"), of which 2,931,019.833 shares were subject to outstanding Company Stock Options; and (ii) 842,110 shares of Company Common Stock were reserved for issuance pursuant to agreements granting non-plan Company Stock Options to certain individuals as set forth in
Section 3.03 of the Company Disclosure Schedule (collectively, the "Company Stock Option Agreements"), of which 572,424 shares were subject to outstanding Company Stock Options. Section 3.03 of the Company Disclosure Schedule sets forth information regarding the current exercise price, date of grant, number granted and vesting schedule of Company Stock Options for each holder thereof. All outstanding shares of capital stock of the Company are, and all shares that may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.03 or in Section 3.03 of the Company Disclosure Schedule, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company and (C) except for the issuance of Company capital stock pursuant to the Company Rights Plan, any warrants, calls, options, subscriptions or other rights, agreements or commitments to acquire from the Company or any of its subsidiaries, or obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, and (y) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its subsidiaries is a party to any voting agreement with respect to the voting of any such securities. There are no outstanding (A) securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its subsidiaries, (B) warrants, calls, options, subscriptions or other rights, agreements or commitments to acquire from the Company or any of its subsidiaries, or obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of its subsidiaries or (C) obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of the Company or any of its subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. To the knowledge of the Company, other than as set forth in the Company SEC Documents (as hereinafter defined) as of the date hereof, no person or group beneficially owns 5% or more of the Company's outstanding voting securities.

         SECTION 3.04.  Authority; Noncontravention.


         (a) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and, subject, in the case of the Merger, to the Company Stockholder Approval (as hereinafter defined), to consummate the Transactions. The execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. The execution and delivery of this Agreement and the Stock Option Agreement by the Company do not, and the consummation of the Transactions and compliance with the provisions of this Agreement and the Stock Option Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of the Company or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to the Company or any of its subsidiaries or their respective properties or assets, or
(iii) subject to the governmental filings and other matters referred to in Section

3.04(b), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have, or reasonably be expected to have, a material adverse effect on the Company or (y) reasonably be expected to materially impair or delay the ability of the Company to perform its obligations under this Agreement or the Stock Option Agreement.

         (b) No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental U.S. or foreign regulatory agency, commission or authority or any arbitral tribunal (each, a "Governmental Entity") or any other person is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement and the Stock Option Agreement by the Company or the consummation by the Company of the Transactions, except for: (i) the filing with the SEC of (A) the Schedule 14D-9 and, if applicable, the Proxy Statement, and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act, as may be required in connection with this Agreement, the Stockholders Agreement, the Stock Option Agreement and the Transactions; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (iii) the filing of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the waiting period thereunder and the filing of comparable pre-merger notifications in non-U.S. jurisdictions, if applicable, and the expiration of any waiting periods thereunder; and (iv) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have, or reasonably be expected to have, a material adverse effect on the Company or (y) reasonably be expected to materially impair or delay the ability of the Company to perform its obligations under this Agreement or the Stock Option Agreement.

         SECTION 3.05. Reports; Financial Statements.

         (a) The Company has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 1995 (the "Company SEC Documents"). As of their respective dates of filing with the SEC, the Company SEC Documents (as supplemented or amended prior to the date hereof by subsequently filed Company SEC Documents) complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed (as supplemented or amended prior to the date hereof by subsequently filed Company SEC Documents) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC, the financial statements of the Company included in the

Company SEC Documents (as supplemented or amended prior to the date hereof by subsequently filed Company SEC Documents) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments that are not material). The Company has heretofore furnished to Parent complete and correct copies of all supplements, amendments and modifications that have not been filed with the SEC, or that have been filed since June 30, 2000, to all Company SEC Documents (including any agreements, documents and instruments filed as exhibits thereto or incorporated therein by reference).

         (b) Except (i) as reflected in such financial statements or in the notes thereto, (ii) for liabilities incurred in connection with this Agreement or the Transactions or (iii) for liabilities incurred in the ordinary course of business since the date of the most recent financial statements included in the Company SEC Documents, neither the Company nor any of its subsidiaries has any liabilities of any kind whatsoever, whether accrued, contingent, absolute, due, to become due, determined, determinable or otherwise that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company.

         SECTION 3.06. Proxy Statement. In addition to the representations and warranties of the Company contained in Sections 1.01(c) and 1.02(b), the Proxy Statement, if any, will, at the date it is filed with the SEC, at any time that it is amended or supplemented, at the time it is first mailed to the Company's stockholders and at the time of the Company Stockholders Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information that Parent or Purchaser supplied to them for inclusion therein or for incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

         SECTION 3.07. Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the Transactions and except as disclosed in the Company Filed SEC Documents (as defined below) or as disclosed to Parent by the Company in writing prior to the date hereof, since December 31, 1999, the Company and its subsidiaries have conducted their business only in the ordinary course, and there has not been (a) any change in the business, operations, properties, condition (financial or otherwise), assets or liabilities (including without limitation contingent liabilities) or prospects of the Company or any of its subsidiaries that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company (other than changes resulting from the loss of customers, vendors or other parties who terminate or fail to renew their agreements with the Company for competitive reasons because of the Company's affiliation with

Parent), (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's or its non wholly-owned subsidiaries' capital stock, (c) any split, combination or reclassification of any of the Company's or its subsidiaries' capital stock or any redemption or other acquisition by the Company or its subsidiaries of any shares of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's or its subsidiaries' capital stock, except for issuances of Company Common Stock under the Company Stock Option Plans, (d) (i) any granting by the Company or any of its subsidiaries to any director, officer or employee of any increase in compensation, bonus or other benefits, except for increases required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Company Filed SEC Documents") and except, with respect to employees that are not officers or directors of the Company or any of its subsidiaries, normal increases in the ordinary course of business or in connection with the hiring or promotion of any such employee, (ii) any granting by the Company or any of its subsidiaries to any such director, officer or employee of any increase in severance or termination pay, or (iii) any entry by the Company or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such director, officer or employee, (e) except insofar as may be required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company, (f) any Tax (as hereinafter defined) election that individually or in the aggregate would reasonably be expected to have a material effect on the Company or any of its Tax attributes or any settlement or compromise of any material Tax liability, (g) any amendment to any term of any outstanding security of the Company or any of its subsidiaries that would materially increase the obligations of the Company or such Subsidiary under such security, (h) any entry into any agreement, commitment or transaction by the Company or any of its subsidiaries that is material to the Company and its subsidiaries taken as a whole, or (i) any agreement to do any of the foregoing.

         SECTION 3.08. Compliance with Applicable Laws; Litigation.

         (a) The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of the Company and its subsidiaries as currently conducted (collectively, the "Company Permits"), except where the failure to have any such Company Permits individually or in the aggregate would not have, or reasonably be expected to have, a material adverse effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have, or reasonably be expected to have, a material adverse effect on the Company. None of the Company, any of its subsidiaries or to the knowledge of the Company any of their respective directors, officers, employees, agents or representatives has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

         (b) No action, demand, injunction, decree, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to the Company or any of its subsidiaries or any of their respective properties is pending or, to the knowledge (as defined in Section 9.03) of the Company, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (i) have, or reasonably be expected to have, a material adverse effect on the Company or (ii) reasonably be expected to materially impair or delay the ability of the Company to perform its obligations under this Agreement or the Stock Option Agreement. As of the date of this Agreement, there is no suit, action or proceeding by any person pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries that questions the validity of this Agreement, the Stock Option Agreement, the Stockholders Agreement, the Offer or the Merger or any action to be taken by the Company or any of its stockholders in connection with the consummation of the Transactions.

         SECTION 3.09. Benefit Plans.

         (a) Section 3.09(a) of the Company Disclosure Schedule contains a true and complete list of each agreement, arrangement, plan, or policy, qualified or non-qualified, whether or not considered legally binding and whether or not written, providing to any employee, officer or director or former employee, officer or director of the Company or any of its subsidiaries benefits by virtue of his or her employment or former employment, including, but not limited to, each (i) collective bargaining agreement, (ii) change of control, retention or retirement agreement, plan or arrangement in effect and each salary continuation or severance agreement, plan or arrangement that would entitle any such person to receive severance amounts, (iii) stock option, stock purchase, restricted stock or phantom stock plan, agreement or arrangement, (iv) bonus, pension, profit sharing, deferred compensation, retirement, incentive, stock ownership, vacation, severance, salary continuation, sick leave, disability, death benefit, hospitalization, medical, health, dental, life and other insurance, employee loan, educational assistance, company car, club dues, sick leave, maternity, paternity or family leave, or other benefit, plan, program or arrangement, welfare plan or "fringe" benefit and (v) employment, retention, consulting, individual compensation, noncompetition, nonsolicitation, termination or severance agreement (collectively, the "Company Benefit Plans" and each a "Company Benefit Plan").

         (b) With respect to each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent document constituting the Company Benefit Plan and all amendments thereto, and any related trust documents, annuity contracts and other funding instruments; (ii) the most recent summary plan description, and all related summaries of material modifications; (iii) the most recent IRS determination letter and any documents relating to an outstanding request for a determination letter; (iv) the most recent Form 5500 (including all schedules and all attachments thereto) for the three most recent plan years; (v) the ruling letter and any outstanding request for a ruling letter with respect to the tax-exempt status of any voluntary employees benefit arrangement which is implementing a Company Benefit Plan; (vi) in the case of a group health plan that is a "group health plan" as defined in Code Section 5000(b)(1), the general notification to employees of their rights under Code Section 4980B and form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B; and (vii) the most recent financial statements and actuarial reports (including for purposes of Financial Accounting Standards Board report nos. 87, 106 and 112); and (viii) a description of any nonwritten Company Benefit Plan.

         (c) Each Company Benefit Plan and related trust agreement, annuity contract or other funding instrument is legal, valid and binding and in full force and effect, and there are no defaults thereunder. None of the rights of the Company thereunder will be impaired by the consummation of the Transactions, and all of the rights of the Company thereunder will be enforceable by Parent and/or the Surviving Corporation at or after the Closing without the consent or agreement of any other party. Each Company Benefit Plan (including any such plan covering former employees of the Company) may be amended or terminated by the Company, Parent or the Surviving Corporation on or at any time after the Closing Date.

         (d) With respect to each Company Benefit Plan that is not subject to United States law (a "Foreign Benefit Plan"): (i) all employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices and a pro rata contribution for the period prior to and including the Effective Time has been made or accrued; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the Effective Time with respect to all current and former participants under such Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and none of the Transactions shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. Each Foreign Benefit Plan is now and always has been operated in full compliance with all applicable non-United States laws.

         (e) Neither the Company nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any of its subsidiaries and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its subsidiaries. As of the date of this Agreement, none of the Company, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any of its subsidiaries, and there is no charge or complaint against the Company or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

         (f) No Company Benefit Plan provides, nor does the Company or any of its subsidiaries have an obligation to provide, medical, life or other welfare benefits (whether or not insured) with respect to current or former employees after retirement or other termination of service, other than as required pursuant to Section 4980B of the Code.

         (g) All contributions with respect to the Company Benefit Plans for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing Date by the Company and all members of its controlled group in accordance with past practice and the recommended contribution in the applicable actuarial report (if applicable). If applicable, all insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Company Benefit Plan for policy years or other applicable policy periods ending on or before the Closing Date.

         (h) All expenses and liabilities relating to all of the Company Benefit Plans have been, and will on the Closing Date be, fully and properly accrued on the Company's books and records and the Company's financial statements reflect all of such liabilities in a manner satisfying the requirements of Financial Accounting Standards 87 and 88. The statements of assets and liabilities of the Company Benefit Plans as of the end of the most recent three (3) fiscal years for which information is available, and the statements of changes in fund balances, financial position and net assets available for benefits under such plans for such fiscal years, copies of which have been certified by the Company and furnished to Purchaser, fairly present the financial condition of such plans as of such date and the results of operations thereof for the year ended on such date, all in accordance with GAAP applied on a consistent basis, and the actuarial assumptions used for funding purposes have not been changed since the last written report of actuaries on such plans, which written reports have been furnished to Purchaser.

         SECTION 3.10. ERISA Compliance.

         (a) With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its subsidiaries could be subject to any material liability under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, or any other applicable law. With respect to each "pension benefit plan," as defined in Section 3(2) of ERISA, no prohibited transactions (as defined in ERISA Section 406 or Code
Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist and for which the Company or any of its subsidiaries could be subject to any material liability have occurred. Any notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to each Company Benefit Plan have been appropriately given.

         (b) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms. The Company Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws. In particular, to the knowledge of the Company, no individual who has performed services for the Company or any of its subsidiaries has been improperly excluded from participation in any Company Benefit Plan. Each Company Benefit Plan that is intended to be qualified under
Section 401(a) or 501(a) of the Code (as identified in Section 3.10(b) of the Company Disclosure Schedule) so qualifies and has received a favorable determination letter from the IRS to such effect or, if a favorable determination letter has not been obtained, the remedial amendment period for obtaining such letter has not expired. To the knowledge of the Company, no fact or event has occurred since the date of any determination letter from the IRS that is reasonably likely to adversely affect such favorable determination. There are no audits or proceedings initiated pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the Internal Revenue Service or Department of Labor with respect to any Company Benefit Plan.

         (c) Neither the Company nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA, has ever (i) made any contributions to any pension benefit plan which is subject to the provisions of Title IV of ERISA, (ii) been a member of a controlled group which contributed to any such plan, and (iii) been under common control with an employer which contributed to any such plan.

         (d) There are no pending or, to the knowledge of the Company, threatened actions, claims, investigations or proceedings, suits, grievances, arbitration or other manner of litigation, and no facts exist that would give rise to any legal action, against or relating to any Company Benefit Plan (other than routine benefit claims by persons entitled to benefits thereunder), and, to the knowledge of the Company, there are no facts or circumstances that could form a reasonable basis for any of the foregoing. Neither the Company nor any of its directors, officers, employees or any other fiduciary has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of a Company Benefit Plan. The Company has no liability by virtue of its being a member of a controlled group with a person who has liability under the Code or ERISA.

         (e) Neither the execution, delivery or performance of this Agreement, the Stockholders Agreement, the Stock Option Agreement nor the consummation of the Transactions (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due,
(ii) increase any benefits otherwise payable under any Company Benefit Plan,
(iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or (iv) result in the failure of any amount payable under any Company Benefit Plan to be deductible for federal income tax purposes by virtue of Section 280G or Section 162(m) of the Code (the arrangements providing for any of the foregoing hereinafter referred to as the "Change in Control Agreements").

         (f) Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, the Company has not terminated or taken action within the last six taxable years to terminate (in part or in whole) any employee benefit plans as defined in ERISA Section 3(3). All employee benefit plan terminations listed in
Section 3.10(f) of the Company Disclosure Schedule have been carried out in accordance with all provisions of the law and any rulings or regulations of any administrative agency, including, without limitation, all applicable reporting and other provisions of the Code and ERISA and with respect to the Pension Benefit Guaranty Corporation. The Company has no liability to, and has not received notice alleging such liability from, any person or entity, including without limitation the Pension Benefit Guaranty Corporation, any other government agency or any participant in or beneficiary of any employee benefit plan, nor is the Company liable for any excise, income or other tax or penalty as a result of or in connection with such termination. The Company has obtained a favorable determination letter from the Internal Revenue Service with respect to the termination of each such pension benefit plan as defined in ERISA Section 3(2), true, complete and correct copies of which have been delivered to Parent. The favorable determination letters were received after full and accurate disclosure by the Company of all material facts to the Internal Revenue Service.

         (g) Neither the Company nor an ERISA Affiliate has ever made any contributions to any multiemployer plan as defined in ERISA Section 3(37) or 4001(a)(3), neither the Company nor an ERISA Affiliate has ever been a member of a controlled group which contributed to any such plan, and neither the Company nor an ERISA Affiliate has never been under common control with an employer which contributed to any such plan.

         (h) With respect to each Company Benefit Plan that is an employee welfare benefit plan: (i) each such plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements, (ii) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) that would subject the Company, Parent or Surviving Corporation to a tax under Code Section 4976(a); (iii) each and every such plan that is a group health plan (as such term is defined in either Code Section 5001(b) (including any plans of affiliates of the Company that must be taken into account under Code Sections 4980B and 4980D) or ERISA Section 607(1)) complies and in each and every case has been operated in compliance with the applicable requirements of Code Section 4980B, Title I, Part 6 of ERISA, Code Section 9801, Title I, Part 7 of ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act; and (iv) the Company does not have any liability for any excise tax imposed by Code
Section 5000.

         SECTION 3.11 Taxes. Except as set forth in Section 3.11 of the Company Disclosure Schedule:

         (a) Each of the Company and its subsidiaries has timely filed (after giving effect to any extensions of time to file that were obtained and have not expired) all material Tax Returns required to be filed by it and all such Tax Returns, as the same may have been amended, are true, correct and complete in all material respects. Each of the Company and its subsidiaries that files a U.S. federal Income Tax Return has disclosed on its U.S. federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code. None of the Company or any of its subsidiaries has entered into a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4T(b).

         (b) With respect to the Company and any of its subsidiaries, the Company has delivered to Parent all U.S. federal Income Tax Returns, tax examination reports and statements of deficiencies assessed or reassessed against, or agreed to with any Taxing Authority for the last three (3) years.

         (c) Section 3.11(c) of the Company Disclosure Schedule lists all Tax Returns for periods up to and including the Closing Date (whether the period ends on such date) that will not be filed on or before the Closing Date.

         (d) The Company and each of its subsidiaries has fully and timely paid (or the Company has paid on its behalf) all material Taxes due for all taxable periods through the date hereof, and the most recent financial statements contained in the Company Filed SEC Documents reflect an adequate reserve for all material Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

         (e) Neither the Company nor any of its subsidiaries has received written notice from any Taxing Authority of its intent to examine or audit any Tax Returns of, or including, the Company or its subsidiaries. No audits or other administrative proceedings or court proceedings are pending with respect to any Taxes or Tax Returns of the Company or its subsidiaries. No material deficiencies for any Taxes have been proposed, asserted, or assessed against the Company or any of its subsidiaries that have not been fully paid or are not adequately reserved for in the most recent financial statements contained in the Company Filed SEC Documents.

         (f) To the knowledge of the Company, there are no material proposed reassessments by any Taxing Authority of the taxable value (for property or ad valorem Tax purposes) of any of the assets owned (or leased in the case of leased property or assets with respect to which the lessee is responsible for the payment of property or ad valorem Taxes) by the Company or any subsidiary.

         (g) All material undisputed assessments or asserted deficiencies made as a result of any examination of any Tax Returns of or including the Company and each subsidiary have been paid or accrued. No material adjustments or assessments for Taxes have been proposed in writing against the Company or any subsidiary, and to the knowledge of the Company, there does not exist any proper basis for any material assessment or adjustment for Taxes against the Company or any subsidiary which has not yet been proposed in writing and on which a Taxing Authority is likely to prevail.

         (h) None of the Company, any of its subsidiaries nor any affiliated, consolidated, combined or unitary group of which the Company or any of its subsidiaries is now or, to the knowledge of the Company, ever was a member, has waived any statute of limitations or agreed to any extension of time within which to file any Tax Return which the Company or any of its subsidiaries is required to file or which includes the Company or any subsidiaries, pay any Taxes, or assess any Tax or deficiency for which the Company or any of its subsidiaries may be liable and, for which such statute of limitations has not expired or Tax Return or Taxes have not since timely filed or paid.

         (i) No Liens for Taxes exist with respect to any assets or property of the Company or any of its subsidiaries, except for statutory Liens for Taxes not yet due.

         (j) None of the Company or any of its subsidiaries is a party to or is bound by any Tax sharing, Tax indemnity, Tax allocation or similar agreement with respect to Taxes pursuant to which it will have any obligation to make any payment after the Closing Date.

         (k) None of the Company or any of its subsidiaries has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company) or has any liability for Taxes of any person (other than the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise.

         (l) None of the Company or any of its subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision or any similar provision of state, local or foreign Tax law.

         (m) All Taxes required by law to be withheld or collected by the Company and each of its subsidiaries (including, but not limited to, Taxes required to be withheld with respect to amounts paid or owing to any officer, employee, creditor, stockholder, independent contractor or other person) have been timely withheld and collected and, to the extent required by law, have been timely paid, remitted or deposited to or with the relevant Taxing Authority.

         (n) Except for claims that were resolved more than three years ago, no claim has been made against the Company or any of its subsidiaries by any Taxing
Authority:

         (i) in any foreign country or province where the Company or any such subsidiary did not file Income Tax Returns or did not pay Income Taxes, that the Company or such subsidiary is or may be subject to Income Taxation by that jurisdiction;

         (ii) in any foreign country or province where the Company or any such subsidiary did not file sales, use, value-added, or similar Tax Returns or did not pay sales, use, value-added, goods and services, or similar Taxes, that Company or such subsidiary is or may be subject to sales, use, value-added, or similar Taxation by that jurisdiction;

         (iii) in any foreign country or province where the Company or any such subsidiary did not file payroll, unemployment, or similar Tax Returns, or did not pay payroll, unemployment, or similar Taxes, that the Company or such subsidiary is or may be subject to payroll, unemployment, or similar Taxation by that jurisdiction;

         (iv) in any state or locality where the Company or any such subsidiary did not file Income Tax Returns, or did not pay Income Taxes, that the Company or such subsidiary is or may be subject to Income Taxation by that jurisdiction;

         (v) in any state or locality where the Company or any such subsidiary did not file sales, use, or similar Tax Returns or did not pay sales, use, or similar Taxes, that the Company or such subsidiary is or may be subject to sales, use, or similar Taxation by that jurisdiction;

         (vi) in any state or locality where the Company or any such subsidiary did not file payroll, unemployment, or similar Tax Returns or did not pay payroll, unemployment, or similar Taxes, that the Company or such subsidiary is or may be subject to payroll, unemployment, or similar Taxation by that jurisdiction; and

         (vii) in any state or locality where the Company or any such subsidiary did not file property, ad valorem, or similar Tax Returns or did not pay property, ad valorem, or similar Taxes, that the Company or such subsidiary is or may be subject to property, ad valorem, or similar Taxation by that jurisdiction.

         (o) The Company and its subsidiaries have evidence of payment of all material Taxes paid to a foreign country or province from the date of formation of each of them, respectively.

         (p) Neither the Company nor any subsidiary has agreed to make any material adjustment pursuant to Section 481(a) of the Code (or any predecessor provision), or pursuant to any similar provision of foreign, state, or local law, by reason of any change in any accounting method of the Company or any subsidiary, and neither the Company nor any subsidiary has any application pending with any Taxing Authority requesting permission for any changes in any accounting method. Neither the Internal Revenue Service nor any other Taxing Authority has proposed, and neither the Company nor any subsidiary is otherwise required to make, any such adjustment or change in accounting method.

         (q) Neither the Company nor any subsidiary has filed a consent under
Section 341(f) of the Code.

         (r) Neither the Company nor any subsidiary is subject to Section 904(f) of the Code with respect to the recapture of overall foreign losses.

         (s) As a result of the Purchaser's purchase of the Shares, neither the Company nor any subsidiary will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

         (t) None of the property or assets of the Company and its subsidiaries have been financed with or directly or indirectly secures any industrial revenue bonds or debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the Company or any of its subsidiaries is a borrower or guarantor of any outstanding industrial revenue bonds, and none of such parties is a tenant, principal user or related person to any principal user (within the meaning of Section 144(a) of the Code) of any property or asset that has been financed or improved with the proceeds of any industrial revenue bonds.

         (u) None of the assets of the Company and its subsidiaries were acquired in a reorganization within the meaning of Section 368(a) of the Code or a liquidation qualifying under Sections 332 and 337 of the Code.

         (v) Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

         (w) The tax allocation provisions for any entity in which the Company or any subsidiary is treated as a partner for U.S. tax purposes comply in all material respects with the provisions of Sections 704(b) of the Code and the regulations thereunder. Neither the Company nor any subsidiary has at any time contributed appreciated property in a material amount to any of such partnership entities such that allocations under Section 704(c) of the Code are or will be required.

         (x) Section 3.11(x) of the Company Disclosure Schedule lists (i) the adjusted tax basis, accumulated depreciation and maximum possible investment tax credit recapture of the assets of the Company and its subsidiaries for U.S. federal Income Tax purposes; (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or its subsidiaries; and (iii) the amount of any material deferred gain or loss allocable to the Company or its subsidiaries arising out of any deferred intercompany transaction. The information and amounts listed on Section 3.11(x) of the Company Disclosure Schedule are true, correct and complete in all material respects.

         (y) Tax Definitions. The following terms, as used in this Agreement, have the following meanings:

                  "Income Tax" (and, with correlative meaning, "Income Taxes") means any Tax (including, without limitation, a franchise, withholding or environmental Tax) imposed on or measured in whole or in part by income or a taxable base in the nature of income (it being understood that (x) where a tax is based on the greater of an amount measured by income and an amount measured by one or more alternative bases, the whole amount of such tax shall be considered an Income Tax and (y) where tax is the sum of an amount measured by income and an amount measured by some other tax bases, only the amount of such tax based on income shall be considered an Income Tax), together with any interest or any penalty, addition to tax or additional amount, imposed by or payable to any federal, state, local, or foreign revenue service or department, taxing authority, governmental agency, instrumentality, branch or body, judicial body, or other governmental authority (a "Taxing Authority").

                  "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any federal, provincial, state, local or foreign income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, goods and services, transfer, franchise, profits, license, telecommunications, withholding on amounts paid or payable to or by the Company or any subsidiary, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, and any federal, state, local or foreign custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Taxing Authority on the Company or any subsidiary, or (ii) any liability of the Company or any of its subsidiaries or Tax-Controlled Partnership for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated or consolidated group, or arrangement whereby liability of the Company or any of its subsidiaries or Tax-Controlled Partnership for payment of such amounts was determined or taken into account with reference to the liability of any other person for any period.

                  "Tax-Controlled Partnership" means any entity that is classified as a partnership for federal income tax purposes if the Company or any subsidiary is the tax matters partner (within the meaning of Section 6231(a)(7) of the Code or similar provision of state, local, or foreign law) of such entity.

                  "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed by or with respect to the Company or any subsidiary in respect of any Taxes.

         SECTION 3.12. Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting called to adopt this Agreement (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement, the Merger and the other Transactions.

         SECTION 3.13. State Takeover Statutes. The Board of Directors of the Company has approved this Agreement, the Stock Option Agreement and the consummation of the Transactions and such approval constitutes approval of the Merger and the other Transactions by the Board of Directors of the Company under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to the Merger and the other Transactions. No other "fair price," "moratorium," "control share," "business combination," "affiliate transaction" or other anti-takeover statute is applicable to the Company, the Shares, the Merger or the other Transactions.

         SECTION 3.14. Brokers. Except for Goldman, Sachs & Co. and Colonnade Advisors LLC, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore made available to Parent a complete and correct copy of all agreements between the Company and Goldman, Sachs & Co. and Colonnade Advisors LLC pursuant to which such firms would be entitled to any payment relating to the Transactions.

         SECTION 3.15. Intellectual Property.

         (a) The Company and its subsidiaries own all right, title and interest in, to and under, free and clear of any Lien or any other restriction or encumbrance, or have a valid license to, and have the valid and enforceable right to use and fully and completely assign, transfer and convey: all U.S. and foreign patents, inventions (patentable or unpatentable), ideas, know-how, processes, methods, systems, procedures, formulae, designs, trade secrets, and all other tangible or intangible confidential or proprietary technical and business information, copyrights (registered or unregistered), tangible works of expression, works, screen designs and layouts, computer software and programs of any kind or nature (including, but not limited to, any and all object code, source code, firmware, program and/or programming tools, documentation, instructions, decision trees, algorithms, information, data, materials, licenses, other materials, agreements and rights, or registrations), trademarks (registered or unregistered), service marks (registered or unregistered), trade names, logos, trade styles, slogans, emblems, trade dress, corporate names, fictitious business names, product designations, and all patent applications, trademark and/or service mark applications and/or registrations, and copyright applications for any of the foregoing, as well as any and all goodwill symbolized by and/or associated with any of the foregoing (collectively, "Intellectual Property"), currently used or planned to be used in products currently under development and material to carry on the business and/or planned business of the Company and/or its subsidiaries, as well as all rights to any and all income, royalties, revenues, damages, payments previously, now or hereafter due and/or payable under or with respect to any of the foregoing Intellectual Property including, without limitation, the right to all past, present and future causes of action for violating any rights relating to any of the Intellectual Property including, but not limited to, infringement, unfair competition, misappropriation and/or dilution (all rights included in this Section 3.15(a) collectively "Employed Intellectual Property").

         (b) To the knowledge of the Company, the activities, products and services of the Company and its subsidiaries have not and do not infringe upon, misappropriate, dilute, and/or otherwise violate, or constitute the unauthorized use of, the Intellectual Property of any other person. There are no allegations, threats, claims or lawsuits pending, or for which notice has been provided, or to the knowledge of the Company or its subsidiaries: (i) alleging that the Company's or any of its subsidiaries activities, products or services infringe upon, misappropriate, dilute, and/or otherwise violate, or constitute the unauthorized use of, any other person's Intellectual Property; or (ii) challenging the Company's or any of its subsidiaries' ownership of, right to use, right to assign or license, the validity or enforceability of, or any license or other agreement relating to, any Employed Intellectual Property. To the knowledge of the Company and its subsidiaries, there is no basis to conclude that any third party has, is, and/or is planning to, infringe upon, misappropriate, dilute, and/or otherwise violate, of any Employed Intellectual Property owned by the Company and/or its subsidiaries.

         (c) The consummation of the Merger and the other Transactions will not result in the loss, dilution, and/or diminution, by the Company or its subsidiaries of any rights to any of the Employed Intellectual Property.

         (d) The Company has heretofore delivered to Parent a complete and accurate list of the following Employed Intellectual Property owned by the Company or its subsidiaries: (i) all patents issued in the U.S. or any other country, by title, number and issue date; (ii) all patent applications now pending in the U.S. or any other country, or any transnational patent office, by title, serial or application number and filing date; (iii) all material inventions (patentable or unpatentable), ideas, know-how, processes, methods, systems, procedures, formulae, designs, and trade secrets; (iv) all trademark and service mark registrations issued in the U.S. or any other country, or by any transnational trademark office, by mark, registration number and issue date; (v) all applications for trademark and service mark registrations now pending in the U.S. or any other country, or any transnational trademark office, by mark, serial or application number and filing date; (vi) all trademarks, service marks, trade names, logos, trade styles, slogans, emblems, trade dress, corporate names, fictitious business names, and product designations; (vii) all registered copyrights in the U.S. or any other country, by title, registration number and registration date;
(viii) all applications for copyright registrations in the U.S. or any other country, by title, application number and filing date; (ix) all computer software programs by title, release and/or edition numbers, and all other identifying information; (x) all material tangible works of authorship; and (xi) all Internet domain name registrations and applications therefor. The Company has heretofore also delivered to Parent a complete and accurate list of all material license or other agreements that the Company or its subsidiaries have entered into and/or are obligated to enter into regarding any of the Employed Intellectual Property or the Intellectual Property. All Employed Intellectual Property owned by the Company or its subsidiaries is valid, subsisting, enforceable, and, where applicable, has been properly maintained except as would not have, or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company or its subsidiaries.

         (e) The Company and its subsidiaries have a standard practice of obtaining and to the Company's knowledge have obtained from each employee and independent contractor a written agreement under which each such person is obligated to disclose, transfer and fully assign to the Company, without the receipt by such person of any additional value therefor (other than person's contract, employment, normal salary and benefits), any inventions, developments and discoveries, and/or Intellectual Property, which during the period of employment or engagement with or by the Company or its subsidiaries he or she makes or conceives of either solely or jointly with others, that relate to any subject matter with which his or her work for the Company or its subsidiaries may be concerned, or relate to or are connected with the present or anticipated business, products, services or projects of the Company or its subsidiaries, or involve the use of the Company's or its subsidiaries' time, materials or facilities. The Company and its subsidiaries have a standard practice of obtaining and to the Company's knowledge have obtained legally binding written agreements from all employees, independent contractors and third persons with whom the Company and its subsidiaries have shared confidential and/or proprietary information: (i) of the Company or its subsidiaries, or (ii) received from others which the Company or its subsidiaries are obligated to treat as confidential, which agreements require such employees and third parties to keep such information confidential. To the knowledge of the Company, none of the employees of the Company or its subsidiaries are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or its subsidiaries or that would conflict with the business of the Company or its subsidiaries. Except as set forth in Section 3.15(e) of the Company Disclosure Schedule, no entity other than the Company or its subsidiaries possesses any current, future, or contingent rights to any of the Employed Intellectual Property (including, without limitation, through any escrow account). The Company and its subsidiaries have a standard practice of obtaining and to the Company's knowledge have obtained from all persons who are not employees and who have created any portion of, or otherwise had any rights in or to, the Employed Intellectual Property that is owned by the Company or its subsidiaries, valid and enforceable written assignments of any and all such intellectual property or other rights to the Company. Except as disclosed in Section 3.15(e) of the Company Disclosure Schedule, the Company has not granted any material licenses or other material rights, of any kind or nature, in or to any of the Employed Intellectual Property that is owned by the Company or its subsidiaries to any third party and no third party has granted any material licenses or other material rights, of any kind or nature, to the Company for any of the Employed Intellectual Property.

         SECTION 3.16 Software.

         (a) "Owned Software" shall mean all computer programs and/or software programs (including, but not limited to, all source code, object code, firmware, screen designs and/or layouts, program and/or programming tools, documentation, instructions, decision trees, algorithms, information, data, and materials) owned by the Company or any subsidiary of the Company including, without limitation, any computer programs in the planning, development, testing and/or acceptance phase. "Licensed Software" shall mean all material computer programs (including, but not limited to, all source code, object code, firmware, screen designs and/or layouts, program and/or programming tools, documentation, instructions, decision trees, algorithms, information, data, and materials) licensed to the Company or any subsidiary of the Company by any third party (other than any off-the-shelf computer program that is so licensed under a shrink wrap license) (the Licensed Software and the Owned Software, the "Software"). Section 3.16(a) of the Company Disclosure Schedule lists all material Software.

         (b) Except as disclosed in Section 3.16(b) of the Company Disclosure Schedule, the Company, directly or through its subsidiaries, owns all right, title and interest, and has good, marketable and exclusive title in, to and under, and the valid power and right to sell, license, lease, transfer, assign, convey, use and otherwise exploit, all of the Owned Software and all copyrights therefor, free and clear of all Liens. The Company, directly or through its subsidiaries, is in actual possession of or has necessary control over: (i) the source code and object code for each computer program included in the Owned Software; and (ii) the object code and, to the extent required for the use of the Software as currently used in the Company's business or as offered to the Company's customers or potential customers, the source code, for each computer program included in the Licensed Software. The Company, directly or through its subsidiaries, is in possession of or has necessary control over all documentation (including, without limitation, all related engineering specifications, program flow charts, installation and user manuals) and know-how required for the use and revision of the Software as currently used, or which is being designed and/or developed, in the Company's business or as offered to the Company's customers or potential customers. The Software constitutes all of the computer programs necessary to conduct the Company's and its subsidiaries' business as now conducted and currently planned to be conducted in the future. Except as disclosed in Section 3.16(b) of the Company Disclosure Schedule or pursuant to agreements entered into in the ordinary course of business and made available to Parent or its representatives, no person other than the Company and its subsidiaries has any material right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof. The Company and its subsidiaries have made use of all copies of the Licensed Software in their possession as permitted by the respective license agreements in all material respects.

         (c) Since the Company and its subsidiaries have owned the Owned Software, the Company and its subsidiaries have disclosed source code to the Owned Software only pursuant to written confidentiality terms that reasonably protect the Company's rights in such Owned Software. To the knowledge of the Company, except as disclosed in accordance with such confidentiality agreements or valid source code escrow agreements, no person (other than Company and its subsidiaries) is in possession of any source code for any computer program included in the Owned Software.

         (d) To the knowledge of the Company, there are no material viruses or defects in: (i) any Licensed Software included in the Owned Software; or (ii) in the Owned Software, in each case of the currently Company supported versions thereof, that would or could adversely affect the functioning thereof in accordance with any published specifications therefor or that would cause the foregoing Software to fail to be Year 2000 compliant. The Company does not warrant that the Owned Software will operate uninterrupted or error-free. For the purposes of this Section, "Year 2000 Compliant" shall mean: (A) the capability to correctly recognize and accurately process dates expressed as a four-digit number (or the binary equivalent or other machine readable iteration thereof) (collectively, the "Four-Digit Dates"); (B) the capability to accurately execute calculations using Four-Digit Dates; (C) the functionality (both on-line and batch), including entry, inquiry, maintenance and update, to support processing involving Four-Digit Dates; (D) the capability to generate interfaces and reports that support processing involving Four-Digit Dates; (E) the capability to generate and successfully transition, without human intervention, into the year 2000 using the correct system date and to thereafter continue processing with Four-Digit Dates; and (F) the capability to provide correct results in forward and backward data calculations spanning century boundaries, including the conversion of pre-2000 dates currently stored as two-digit dates; provided, however, that no representation or warranty is made as to the effect that defects in computer programs, hardware or systems provided by third parties (or the inability of such programs, hardware or systems, other than those contemplated by the documentation for the Software to be used in conjunction with the Software, to properly exchange date data with the Software) may, when used in conjunction with the Software, have on the foregoing capabilities. Other than in the ordinary course of business, the Company has made no representation, warranties or disclosures of any sort regarding the Company's, any subsidiary's, or any of the Software's Year 2000 Compliance. The Company and its subsidiaries have not received notices from its material providers of products and services of non Year 2000 Compliance.

         (e) Except as disclosed in Section 3.16(e) of the Company Disclosure Schedule, none of the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by the Company, any subsidiary of the Company or any of their respective successors or assigns of any version or release of any computer program included in the Owned Software obligates or will obligate the Company, any subsidiary of the Company or any of their respective successors or assigns to pay any royalty, fee or other compensation to any other person other than in amounts that are not material in the aggregate.

         (f) Except as disclosed in Section 3.16(f) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries markets and none of them is obligated to the licensor of the Licensed Software to support, any Licensed Software.

         (g) Except as disclosed in Section 3.16(g) of the Company Disclosure Schedule, no material agreement, license or other arrangement pertaining to any of the Licensed Software (including without limitation any development, distribution, marketing, user or maintenance agreement, license or arrangement) to which the Company or any subsidiary of the Company is a party will terminate or become terminable by any party thereto as a result of the execution, delivery or performance of this Agreement, the Stock Option Agreement or the consummation of the Transactions. The Company has provided to Purchaser the general licensing policies of the Company and its subsidiaries by category of Software.

         SECTION 3.17. Material Contracts.

         (a) Section 3.17(a) of the Company Disclosure Schedule sets forth a list of all Material Contracts (as hereinafter defined), other than any entered into after the date hereof in accordance with Section 5.01 hereof. The Company has heretofore made available to Parent true, correct and complete copies of all written, and summaries of all oral, contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its subsidiaries is a party affecting the obligations of any party thereunder) to which the Company or any of its subsidiaries is a party or by which any of its or their properties or assets are bound that are material to the business, properties or assets of the Company and its subsidiaries taken as a whole, including, without limitation: (i) any material contracts or agreements for product design or development, personal services, consulting, or indemnification (including, without limitation, any contracts or agreements to which the Company or any of its subsidiaries is a party involving employees of the Company); (ii) any material contracts or agreements to sell products or to provide services to third persons (including without limitation licensing, maintenance, consulting, development, training and support agreements) and any merchandising or distribution contracts or agreements; (iii) any material contracts or agreements with vendors or suppliers for the acquisition or licensing of software, hardware, materials, supplies, component parts or other items or services; (iv) any material contracts or agreements granting a right of first refusal or first negotiation or containing most favored customer/nation or price redetermination provisions or change of control provisions; (v) any contracts or agreements that provide for exclusive rights or that purport to limit, curtail, or restrict the ability of the Company or any of its subsidiaries to compete in any geographic area or line of business or with any person or to solicit any customers or employees in any material respect; (vi) any partnership or joint venture agreements; (vii) any contracts or agreements for the acquisition, sale or lease of material properties or assets of the Company (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 1996; (viii) any material contracts or agreements with any Governmental Entity, including any contracts or agreements that require the Company or any of its subsidiaries to maintain any facility or workforce; (ix) any loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing indebtedness for borrowed money by the Company or any of its subsidiaries or any such agreement pursuant to which indebtedness for borrowed money may be incurred, (x) any contracts or agreements that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC on the date hereof that have not been filed or incorporated by reference as an exhibit to a Company Filed SEC Document; (xi) any other contract or agreement that involves total annual payments of more than $500,000 or aggregate payments over the life thereof of $1.5 million or which, together with all other contracts or agreements to or with the same party or affiliated parties, involve more than such amounts; and (xii) any commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.01 hereof, the "Material Contracts").

         (b) Each of the Material Contracts constitutes the valid and legally binding obligation of the Company or its subsidiaries, enforceable in accordance with its terms, and is in full force and effect. There is no default under any Material Contract either by the Company or, to the Company's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the Company's knowledge, any other party. No party to any such Material Contract has given notice to the Company of or made a claim against the Company with respect to any breach or default thereunder.

         (c) Except as set forth on Section 3.17(c) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has, during the period from January 1, 1999 to the date hereof, lost, or been notified that it will lose or suffer diminution in its relationship with any material customer. To the knowledge of the Company, as of the date hereof no representative of any customer has notified the Company or any of its subsidiaries that, in the event of a change of control of the Company such as contemplated by this Agreement, the Company or any subsidiary would lose or suffer diminution in its relationship with any such customer.

         (d) Except as disclosed in the Company SEC Documents or as set forth on
Section 3.17(d) of the Company Disclosure Schedule, there are no transactions or arrangements between the Company or any of its subsidiaries and (i) any director or officer of the Company or any subsidiary or any person affiliated or related to any such director or officer or (ii) any other person or entity controlling or under common control with the Company.

         SECTION 3.18. Real Property.

         (a) The Company and its subsidiaries have sufficient title to all of their properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as, individually or in the aggregate, would not have a material adverse effect on the Company.

         (b) Each parcel of real property owned or leased by the Company or any of its subsidiaries (i) is owned or leased free and clear of all Liens, other than (A) Liens for current taxes and assessments not yet due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such subsidiary consistent with past practice, and
(D) all matters of record, Liens and other imperfections of title and encumbrances that, individually or in the aggregate, would not have a material adverse effect on the Company (collectively, "Permitted Liens"), and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

         (c) Section 3.18(c) of the Company Disclosure Schedule sets forth all leases, subleases and other agreements (the "Real Property Leases") under which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property. The Company has heretofore made available to Parent true, correct and complete copies of all the Real Property Leases (and all modifications, amendments and supplements thereto and all side letters to which the Company or any of its subsidiaries is a party affecting the obligations of any party thereunder). Each Real Property Lease constitutes the valid and legally binding obligation of the Company or its subsidiaries, enforceable in accordance with its terms, and is in full force and effect. All rent and other sums and charges payable by the Company and its subsidiaries as tenants under each Real Property Lease are current and no termination event or condition or uncured default of a material nature on the part of the Company or any such subsidiary or, to the Company's knowledge, the landlord, exists under any Real Property Lease. Each of the Company and its subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except for Permitted Liens.

         (d) No party to any such Real Property Leases has given notice to the Company or any of its subsidiaries of or made a written claim against the Company or any of its subsidiaries with respect to any material breach or material default thereunder.

         SECTION 3.19. Environmental Matters. Neither the Company nor any of its subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substance (as defined below) on, under, from or at any of the Company's or any of its subsidiaries' properties or any other properties, (ii) any knowledge of the presence of any Hazardous Substances that have been released into the environment on, under or at any of the Company's or any of its subsidiaries' properties, or (iii) received any written notice (A) of any violation of any applicable statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment or environmental regulation or control or regarding Hazardous Substances (collectively, "Environmental Laws") that has not been resolved or settled with the relevant Governmental Entity, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' properties or any other properties, (D) alleging non-compliance by the Company or any of its subsidiaries with the terms of any permit required under any Environmental Law in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment of a material amount for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' properties or any other properties. For purposes of this Agreement, the term "Hazardous Substance" shall mean any material defined or regulated as toxic or hazardous under any applicable Environmental Law, including any petroleum and petroleum products, natural gas, synthetic gas, and any mixtures thereof, radon, asbestos, and any substance with respect to which any Governmental Entity requires environmental investigation, monitoring, reporting or remediation.

         SECTION 3.20. Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co., dated the date hereof, to the effect that, as of such date, the Offer Price and the Merger Consideration are fair from a financial point of view to the stockholders of the Company.

         SECTION 3.21. Company Rights Plan. The Company Rights Plan has been amended to (i) render the Company Rights Plan inapplicable to the Offer and the Merger and the other Transactions and (ii) ensure that (A) neither Parent nor any of its subsidiaries is an Acquiring Person (as defined in the Company Rights
Plan) pursuant to the Company Rights Plan and (B) a Shares Acquisition Date or Distribution Date (in each case as defined in the Company Rights Plan) does not occur by reason of the approval, execution or delivery of this Agreement, the Stockholders Agreement and the Stock Option Agreement, the consummation of the Offer and the Merger or the consummation of the other Transactions, and such amendment remains in effect in all respects.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Except as set forth on the Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") (each section of which qualifies only the correspondingly numbered representation and warranty or covenant), Parent represents and warrants to the Company as follows:

         SECTION 4.01. Organization, Standing and Corporate Power. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to Purchaser, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have, or reasonably be expected to have, a material adverse effect on Parent. Each of Parent and Purchaser is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have, or reasonably be expected to have, a material adverse effect on Parent.

         SECTION 4.02. Authority; Noncontravention.

         (a) Each of Parent and Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Stock Option Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement and the Stock Option Agreement have been duly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitute legal, valid and binding obligations of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with their terms. The execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation of the Transactions and compliance with the provisions of this Agreement and the Stock Option Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of Parent or Purchaser, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Parent or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in Section 4.02(b) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Parent or (y) reasonably be expected to materially impair or delay the ability of Parent to perform its obligations under this Agreement or the Stock Option Agreement.

         (b) No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity or any other person is required by Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Stock Option Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the Transactions, except for: (i) the filing with the SEC of (A) the Offer Documents, and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement, the Stockholders Agreement, the Stock Option Agreement and the Transactions; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (iii) the filing of a pre-merger notification and report form by Parent or its principal shareholder under the HSR Act and the expiration or termination of the waiting period thereunder and the filing of comparable pre-merger notifications in non-U.S. jurisdictions, if applicable, and the expiration of any waiting periods thereunder; and (iv) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on Parent or (y) reasonably be expected to materially impair or delay the ability of Parent or Purchaser to perform its obligations under this Agreement and the Stock Option Agreement.

         SECTION 4.03. Proxy Statement. In addition to Parent's and Purchaser's representations and warranties contained in Sections 1.01(c) and 1.02(b), none of the information supplied or to be supplied by Parent or Purchaser specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is filed with the SEC, at any time that it is amended or supplemented at the time it is first mailed to the Company's stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         SECTION 4.04. Brokers. Except for Morgan Stanley Dean Witter & Co., no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

         SECTION 4.05. Financing. Parent has, or will have, sufficient funds available to purchase, or to cause Purchaser to purchase, all the Shares pursuant to the Offer and the Merger and to pay all fees and expenses related to the transactions contemplated by this Agreement.

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 5.01. Conduct of Business of the Company. Except as set forth in Section 5.01 of the Company Disclosure Schedule, except as otherwise expressly permitted by this Agreement or the Stock Option Agreement or except as consented to by Parent (in its sole discretion), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, to keep available the services of their current officers and other key employees and to preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to:

         (a) other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options under the Company Stock Option Plans or in connection with other awards under the Company Stock Option Plans outstanding as of the date hereof in accordance with their present terms, (iii) except pursuant to agreements entered into with respect to the Company Stock Options pursuant to Section 2.04, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (iv) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such;

         (b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding as of August 31, 2000 in accordance with their present terms);

         (c) amend its certificate of incorporation, by-laws or other comparable organizational documents;

         (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any person;

         (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

         (f) except for borrowings under credit facilities or lines of credit existing on the date hereof, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any person other than its wholly owned subsidiaries, except in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan, advance, capital contribution or investment;

         (g) take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Offer set forth in Annex A or any of the conditions to the Merger set forth in Article VII not being satisfied, or that would materially impair the ability of the Company, Parent, Purchaser or the holders of Shares to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation;

         (h) make any capital expenditure or expenditures other than capital expenditures for computers, furniture and equipment not exceeding $250,000 in the aggregate;

         (i) make or revoke any Tax election, settle or compromise any Tax liability material to the Company or any of its subsidiaries, or change (or make a request to any taxing authority to change) its Tax or accounting methods, policies, practice or procedures, except in each case as required by applicable law or generally accepted accounting principles;

         (j) except as required under an existing Company Benefit Plan, (i) grant or commit to grant any employee, shareholder, officer, director or agent of the Company, any increase in wages, bonus, severance, profit sharing, retirement, insurance or other compensation or benefits (other than an increase in wages in the ordinary course of business consistent with past practice for any individual other than a director or officer of the Company or any of its subsidiaries), (ii) amend or terminate any Company Benefit Plan, except to the extent necessary to comply with applicable law, (iii) establish any new compensation or benefit plan or arrangement, (iv) enter into any employment, consulting, retention, termination, severance or collective bargaining agreement or (v) enter into any Change in Control Agreement;

         (k) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by generally accepted accounting principles;

         (l) (i) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice, or amend in any material respect any of the Material Contracts or the Real Property Leases other than in the ordinary course of business; or (ii) enter into any contract, agreement, commitment or arrangement providing for, or amend any contract, agreement, commitment or arrangement to provide for, the taking of any action that would be prohibited hereunder;

         (m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements of the Company and its subsidiaries or incurred in the ordinary and usual course of business consistent with past practice;

         (n) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

         (o) enter into any agreement or arrangement that would limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area; or

         (p) authorize, or commit or agree to take, any of the foregoing actions; provided that the limitations set forth in this Section 5.01 (other than clause (a)) shall not apply to any transaction between the Company and any wholly owned subsidiary or between any wholly owned subsidiaries of the Company.

         SECTION 5.02. No Solicitation by the Company.


         (a) The Company and its subsidiaries and each of their respective affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries) shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any Company Takeover Proposal (as defined below). The Company shall not, nor shall it authorize or permit any of its subsidiaries to, nor shall it authorize or permit any of its or its subsidiaries' affiliates, directors, officers, employees, agents or representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries) to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate, any inquiries, any expression of interest or the making of any proposal that constitutes any Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if, during the Initial Period (as defined herein), the Board of Directors of the Company (i) determines in good faith that such Company Takeover Proposal is a Company Superior Proposal (as defined in Section 5.02(b)) and (ii) determines in good faith, after receiving advice of outside counsel, that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under the DGCL, and, prior to furnishing any non-public information to such person, the Company receives from such person an executed confidentiality agreement with provisions no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such person) than the Confidentiality Agreement (as defined herein), the Company may, in response to a Company Takeover Proposal not solicited in violation of this Section 5.02(a) and subject to providing prior written notice of its decision to take such action to Parent (the "Company Notice") and compliance with Section 5.02(c), following delivery of the Company Notice (x) furnish information with respect to the Company and its subsidiaries to any person making such a Company Takeover Proposal (provided that such information has been previously delivered to Parent) and (y) participate in discussions or negotiations regarding such a Company Takeover Proposal. For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any (r) direct or indirect acquisition or purchase (including by way of lease, exchange, sale, mortgage, pledge or otherwise, in a single transaction or series of related transactions) of substantial assets of the Company or any of its subsidiaries, taken as a whole, (s) direct or indirect acquisition or purchase (including by way of lease, exchange, sale, mortgage, pledge or otherwise, in a single transaction or series of related transactions) of 15% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (t) tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company, (u) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (v) acquisition by any person, after the date hereof, of beneficial ownership or the right to acquire beneficial ownership of, or the formation of any group, that beneficially owns or has the right to acquire beneficial ownership of 15% or more of any class of equity securities of the Company, (x) adoption by the Company of a plan of liquidation, the declaration or payment by the Company of an extraordinary dividend on any of its shares of capital stock or the effectuation by the Company of a recapitalization or other type of transaction that would involve either a change in the Company's outstanding capital stock or a distribution of assets of any kind to the holders of such capital stock, (y) repurchase by the Company or any of its subsidiaries of shares of Company Common Stock, or (z) agreement to, or public announcement by the Company or any other person, entity or group of a proposal, plan or intention to, do any of the foregoing, other than the transactions contemplated by this Agreement. For purposes of this Agreement, the term "Initial Period" means the period from the date hereof and continuing until the time Purchaser accepts Shares for payment pursuant to the Offer.

         (b) Except as expressly permitted by this Section 5.02, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement,
(ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that, during the Initial Period, the Board of Directors of the Company determines in good faith, after receiving advice from the Company's outside counsel that (i) the withdrawal, modification or change of its recommendation is necessary for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders under the DGCL and (ii) the Company Takeover Proposal is a Company Superior Proposal, the Board of Directors of the Company may (subject to this and the following sentences) (x) withdraw or adversely modify its approval or recommendation of the Transactions or the matters to be considered at the Company Stockholders Meeting, (y) approve or recommend such Company Superior Proposal and/or (z) simultaneously with the payment of the Termination Fee required pursuant to Section 6.04(b)(ii), terminate this Agreement and, if it so chooses, enter into a Company Acquisition Agreement with respect to such Company Superior Proposal, but only after the third business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company is prepared to terminate this Agreement and only if, during such three-day period, the Company and its advisors shall have negotiated in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable Parent to proceed with the Transactions on such adjusted terms. For purposes of this Agreement, a "Company Superior Proposal" means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and that the Board of Directors of the Company determines in its good faith judgment (after receiving and consistent with the reasonably concluded advice from a financial advisor of nationally recognized reputation) to be more financially favorable to the Company's stockholders than the Offer and the Merger (after taking into account all relevant factors, including any conditions to such proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the person making such proposal to finance the transaction contemplated thereby and any required consents, filings and approvals of any Governmental Entity or other person) and for which financing, to the extent required, is then committed and which is not subject to any financing contingency.

         (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall promptly and in any event within 24 hours advise Parent orally and in writing of any Company Takeover Proposal or request for information relating to the Company or any of its subsidiaries, or for access to the properties, books or records of the Company or any of its subsidiaries by any person that is considering making, or has made, a Company Takeover Proposal and shall keep Parent reasonably informed, on a current basis and in reasonable detail, of the status, material terms and details thereof and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such proposal or request.

         (d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders that, in the good faith judgment of the Board of Directors of the Company, after receiving advice of outside counsel is necessary under applicable law, provided that the Company does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer, the Merger or this Agreement or approve or recommend, or propose to approve or recommend, a Company Takeover Proposal unless the Company and its Board of Directors have complied with all the provisions of this Section 5.02.

         (e) The Company covenants and agrees that it shall not waive, modify or amend in any manner, and shall take all actions necessary to enforce, any standstill and confidentiality provisions contained in agreements to which the Company is a party or to which the Company is subject.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.01. Access to Information; Confidentiality. To the extent permitted by applicable law and subject to the Agreement dated October 26, 1999, between Parent and the Company (the "Confidentiality Agreement"), the Company shall, and shall cause each of its subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to the Company's properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request, provided that no investigation pursuant to this Section 6.01 shall affect or modify any representation or warranty given by the Company. Parent shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

         SECTION 6.02. Reasonable Best Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including, but not limited to, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Nothing set forth in this Section 6.02 will limit or affect actions permitted to be taken pursuant to Section 5.02.

         SECTION 6.03. Indemnification, Exculpation and Insurance.

         (a) The Company shall and, after the Effective Time, the Surviving Corporation shall, indemnify and hold harmless from liabilities for acts or omissions occurring at or prior to the Effective Time those classes of persons currently entitled to indemnification from the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents). The Company or the Surviving Corporation, as the case may be, shall advance expenses to any such person promptly upon receipt of an undertaking from such person that such expenses shall be repaid should it be ultimately determined that such person is not entitled to indemnification.

         (b) For three years after the Effective Time, the Surviving Corporation shall maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that the Surviving Corporation may substitute therefor policies containing terms with respect to coverage and amount no less favorable to such directors or officers; provided, further, that in no event shall the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 6.03(b) in excess of 125% of the aggregate premiums paid by the Company in fiscal 1999 for such purpose.

         (c) The provisions of this Section 6.03 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

         SECTION 6.04. Fees and Expenses.

         (a) Except as provided in this Section 6.04, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

         (b) In the event that this Agreement is terminated (i) by Parent or the Company pursuant to Section 8.01(b)(i) as a result of the failure of the Minimum Condition to be satisfied and at or prior to such termination the Company has received one or more Company Takeover Proposals that at the time of such termination have not been absolutely and unconditionally withdrawn or abandoned;
(ii) by the Company pursuant to Section 8.01(c)(ii); or (iii) by Parent or Purchaser pursuant to Section 8.01(d)(i), 8.01(d)(iii) or 8.01(d)(iv), then promptly after such termination the Company shall pay Parent a fee of $8.0 million (the "Termination Fee"). In the event that this Agreement is terminated for any other reason (other than pursuant to Section 8.01(c)(i)), then promptly after such termination the Company shall pay Parent the amount of all documented out-of-pocket costs and expenses of Parent and Purchaser, including without limitation, financing fees, fees and expenses of counsel, accountants, investment bankers and other advisors, filing fees and printing expenses up to a maximum of $1.5 million. Any amount to be paid by the Company to Parent hereunder shall be paid within one business day after this Agreement is terminated by wire transfer of same day funds; provided, however, that the amount to be paid pursuant to subparagraph (ii) above shall be paid simultaneously with, and be a necessary condition to, termination of this Agreement by the Company pursuant to 8.01(c)(ii).

         (c) The Company acknowledges and agrees that the agreements contained in this Section 6.4 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount pursuant to this Section 6.4, the Company shall reimburse Parent and Purchaser for the costs and expenses incurred in connection with the enforcement of this Section 6.4, together with interest on such unpaid amounts commencing on the date payment became due at the per annum rate of interest established from time to time by Bank of America, N.A. (or its successor) as its prime rate.

         SECTION 6.05. Public Announcements. Parent and the Company shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

         SECTION 6.06. Employee Benefit Plans. For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its subsidiaries (including, after the Closing, the Surviving Corporation), for which the Company's employees are eligible for participation ("Parent Benefit Plan"), Parent shall, or shall cause its subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company and its affiliates of each person who is an employee or former employee of the Company or its subsidiaries immediately prior to the Closing (a "Company Employee") as service rendered to Parent or its subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual) to the same extent such service is recognized under corresponding plans, programs or arrangements of the Company or its affiliates prior to the Closing; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. Parent shall also cause each Parent Benefit Plan to waive any preexisting condition that was waived under the terms of any Company Benefit Plan immediately prior to the Closing or waiting period limitation that would otherwise be applicable to a Company Employee on or after the Closing.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

         SECTION 7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) If required by applicable law, the Company Stockholder Approval shall have been obtained.

         (b) No judgment, order, decree, preliminary or permanent injunction, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing, enjoining or prohibiting the consummation of the Merger; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

         (c) Parent, Purchaser or their affiliates shall have accepted for payment and paid for all of the Shares tendered and not withdrawn pursuant to the Offer, except that this condition shall not apply if Parent, Purchaser or their affiliates shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under this Agreement.

         SECTION 7.02. Frustration of Closing Conditions. None of Parent, Purchaser or the Company may rely on the failure of any condition set forth in
Section 7.01 to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Offer, the Merger and the other Transactions, as required by and subject to Section 6.02.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder
Approval:

         (a) by mutual written consent of Parent and the Company;

         (b) by either Parent or the Company:

                  (i) if the Offer shall have expired in accordance with the terms of this Agreement without any Shares being purchased therein; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or Purchaser, as the case may be, to purchase the Shares pursuant to the Offer on or prior to such date; or

                  (ii) if any Restraint having any of the effects set forth in
Section 7.01(b) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint;

         (c) by the Company:

                  (i) if prior to the purchase of Shares pursuant to the Offer, Parent or Purchaser shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement or if any representation or warranty of Parent or Purchaser shall have become untrue, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Parent or Purchaser, as applicable, except, in any case, for such breaches, untruths or failures to perform which are not, in the Company's opinion, reasonably likely to adversely affect Parent's or Purchaser's ability to complete the Offer or the Merger;

                  (ii) if the Board of Directors of the Company shall have exercised its termination rights set forth in Section 5.02(b); provided that, in order for the termination of this Agreement pursuant to this Section 8.01(c)(ii) to be deemed effective, the Company shall have complied with all provisions of
Section 5.02, including (A) the notice provisions therein and (B) the obligation to simultaneously pay to Parent the Termination Fee required pursuant to Section 6.04(b)(ii); or

                  (iii) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to 60 days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 8.01(c)(iii) if the cause of such failure was the Company's breach of its obligations under this Agreement;

         (d) by Parent or Purchaser:

                  (i) if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement or if any representation or warranty of the Company shall have become untrue and in either case that (A) would give rise to the failure of a condition set forth in paragraph (c) or (d) of Annex A hereto and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Company;

                  (ii) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to 60 days following the date of the initial public announcement of the Offer; provided, that neither Parent nor Purchaser may terminate this Agreement pursuant to this Section 8.01(d)(ii) if the cause of such failure was Parent or Purchaser's breach of its obligations under this Agreement;

                  (iii) if (A) the Board of Directors of the Company (or any committee thereof) withdraws or modifies its approval or recommendation of the Offer, the Merger or this Agreement in a manner adverse to Parent, (B) the Board of Directors of the Company (or any committee thereof) shall have recommended to the stockholders of the Company any Company Takeover Proposal, shall have failed to recommend against acceptance of any Company Takeover Proposal by the stockholders of the Company or shall have taken no position with respect to acceptance of such Company Takeover Proposal by the stockholders of the Company, (C) the Company fails to call or hold the Company Stockholder Meeting following the receipt by the Company of a Company Takeover Proposal, (D) the Board of Directors of the Company (or any committee thereof) shall have resolved to do any of the foregoing, or (E) either Parent or Purchaser is entitled to terminate the Offer as a result of the occurrence of an event set forth in paragraph (b) of Annex A hereto; or

                  (iv) if any person or group (other than Parent, Purchaser or their affiliates or any group of which any of them is a member) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of any class of equity securities of the Company, or if any group (other than any group of which any of Parent, Purchaser or their affiliates is a member) is formed that beneficially owns or has the right to acquire beneficial ownership of 15% or more of any class of equity securities of the Company.

         SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company, Parent or Purchaser as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, other than the provisions of the last sentence of Section 6.01, Section 6.04, this
Section 8.02 and Article IX, which provisions survive such termination; provided, however, that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of the Company or Parent without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties and approved by the Original Directors if required by Section 1.03.

         SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and approved by the Original Directors if required by Section 1.03. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 9.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

         SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)      if to Parent or Purchaser, to:

                           Unigraphics Solutions Inc.
                           13736 Riverport Drive
                           Maryland Heights, MO 63043
                           Telecopy No.: (314) 344-2677
                           Attention:       J. Randall Walti

                  with copies to:

                           Bryan Cave LLP
                           700 13th Street, N.W.
                           Washington, DC 20005
                           Telecopy No.:  (202) 508-6200
                           Attention:       William F. Bavinger

         (b)      if to the Company, to:

                           Engineering Animation, Inc.
                           2321 North Loop Drive
                           Ames, IA 50010
                           Telecopy No.: (515) 296-6941
                           Attention:  Jamie A. Wade

                  with copies to:

                           Gardner, Carton & Douglas
                           321 North Clark Street, Suite 3400
                           Chicago, IL  60610
                           Telecopy No.:  (312) 644-3381

                           Attention:       George C. McKann

         SECTION 9.03. Definitions. For purposes of this Agreement:

         (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

         (b) "beneficially owns" or "beneficial ownership" shall have the meanings ascribed to such terms under Rule 13d-3 under the Exchange Act.

         (c) "group" shall have the meaning ascribed to such term in Rule 13d-5 under the Exchange Act.

         (d) "knowledge" of any person that is not an individual means the knowledge of such person's executive officers after due inquiry.

         (e) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change, effect, event, occurrence or state of facts that is materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities or prospects of such party and its subsidiaries taken as a whole.

         (f) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

         (g) a "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting securities or interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

         SECTION 9.04. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents, index of terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

         SECTION 9.05. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 9.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II and Section 6.03, are not intended to confer upon any person other than the parties any rights or remedies.

         SECTION 9.07. Governing Law. This agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

         SECTION 9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent; provided, that Parent shall be obligated to cause such subsidiary to comply with its obligations under or related to this Agreement. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 9.09. Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

         SECTION 9.10. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers hereunto duly authorized, all as of the date first written above.


                                       UNIGRAPHICS SOLUTIONS INC.:


                                       By: /s/ Douglas E. Barnett
                                           -------------------------------------
                                       Name: Douglas E. Barnett
                                             -----------------------------------
                                       Title: Chief Financial Officer
                                              ----------------------------------


                                       UGS ACQUISITION CORPORATION:


                                       By: /s/ Douglas E. Barnett
                                           -------------------------------------
                                       Name: Douglas E. Barnett
                                             -----------------------------------
                                       Title: President
                                              ----------------------------------


                                       ENGINEERING ANIMATION, INC.:

                                       By: /s/ Matthew M. Rizai
                                           -------------------------------------
                                       Name: Matthew M. Rizai
                                             -----------------------------------
                                       Title: Chairman and CEO
                                              ----------------------------------

                                     ANNEX A

                         Certain Conditions of the Offer

         Notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act or any comparable law in non-U.S. jurisdictions has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of this Agreement and, prior to the acceptance for payment of Shares, any of the following events shall occur:

         (a) there shall be any statute, rule, regulation, judgment, order or injunction issued, enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger or the other Transactions or any other action shall be taken by any Governmental Entity (i) prohibiting or imposing any material limitations on Parent's or Purchaser's ability to exercise ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, (ii) challenging the acquisition by Parent or Purchaser of any Shares under the Offer or the Stock Option Agreement, or restraining or prohibiting the making or consummation of the Offer, the Merger or the performance of any of the other Transactions, (iii) imposing material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer, the Stock Option Agreement or the Merger, or (iv) imposing material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, including without limitation the approval and adoption of this Agreement, the Merger and the other Transactions;

         (b) the Company shall have entered into any Company Acquisition Agreement with respect to any Company Superior Proposal in accordance with
Section 5.02(b) of this Agreement;

         (c) (i) any representation and warranty of the Company set forth in this Agreement or the Stock Option Agreement that is qualified by a materiality or material adverse change or material adverse effect qualification set forth therein shall not be true and correct or any such representation and warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation and warranty was made as of such time on or after the date of this Agreement except where the failure of such representations and warranties to be true and correct results from changes resulting from the loss of customers, vendors and other parties who terminate or fail to renew their agreements with the Company for competitive reasons because of the Company's affiliation with Parent or (ii) the Company shall not have delivered to Parent a certificate of the Company to such effect signed by a duly authorized officer and dated as of the date on which Parent shall first accept Shares for payment;

         (d) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement;

         (e) this Agreement shall have been terminated in accordance with its terms;

         (f) there shall have occurred since December 31, 1999, any change, condition, event or development that has had or would reasonably be expected to have a material adverse effect on the Company; provided, that, for purposes of this Annex A, changes resulting from the loss of customers, vendors and other parties who terminate or fail to renew their agreements with the Company for competitive reasons because of the Company's affiliation with Parent shall not be deemed a material adverse effect;

         (g) Parent and the Company shall have agreed (in their respective sole discretion) that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

         (h) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or the Nasdaq National Market, (ii) a declaration of a banking moratorium or suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that, in the reasonable judgment of Purchaser, might affect, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

         (i) any person or group (other than Parent, Purchaser or their affiliates or any group of which any of them is a member) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of any class of equity securities of the Company, or if any group (other than Parent, Purchaser or their affiliates or any group of which any of them is a member) is formed that beneficially owns or has the right to acquire beneficial ownership of 15% or more of any class of equity securities of the Company;

which in the reasonable judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser other than any action or inaction by Parent or Purchaser which constitutes a breach of this Agreement) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

         The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                          AGREEMENT AND PLAN OF MERGER
                                   SCHEDULE I




Matthew M. Rizai
Martin J. Vanderplog
Jamie A. Wade
Jay E. Shannan
Jeffrey D. Trom